Exhibit 99.1

Life Storage, Inc. Reports Third Quarter 2021 Results

BUFFALO, N.Y.--(BUSINESS WIRE)--November 2, 2021--Life Storage, Inc. (NYSE:LSI), a leading national owner and operator of self-storage properties, reported operating results for the quarter ended September 30, 2021. Certain share and per share information has been retrospectively adjusted to reflect the January 2021 three-for-two stock split made in the form of a 50% stock dividend.

Highlights for the Third Quarter Included:

  Generated net income attributable to common shareholders of $70.3 million, or $0.89 per fully diluted common share.
  Achieved adjusted funds from operations (“FFO”)(1) per fully diluted common share of $1.37, a 35.6% increase over the same period in 2020.
  Increased same store revenue by 17.4% and same store net operating income (“NOI”)(2) by 24.3%, year-over-year.
  Acquired 29 stores for $336.0 million, including 10 stores from the Company’s third-party management platform.
  Added 30 stores (gross) to the Company’s third-party management platform.

Joe Saffire, the Company’s Chief Executive Officer, stated, “Operating fundamentals remain strong as we continue to enjoy record seasonal occupancy and robust pricing power. We continue to aggressively expand our footprint, having achieved a significant milestone during the quarter when we crossed the 1,000-store threshold. We have more than $1.7 billion of wholly owned acquisitions that have closed this year or are currently under contract. The hard work of our acquisitions and third-party management teams over the past several years executing on our relationship-based strategy to be well positioned when opportunities become available is clearly paying off. The ability of our Operations team to seamlessly onboard such high volumes of stores while also managing elevated occupancy is equally inspiring.”

FINANCIAL RESULTS:

In the third quarter of 2021, the Company generated net income attributable to common shareholders of $70.3 million or $0.89 per fully diluted common share, compared to net income attributable to common shareholders of $37.1 million, or $0.52 per fully diluted common share, in the third quarter of 2020.

Funds from operations for the quarter were $1.37 per fully diluted common share compared to $0.99 for the same period last year. Adjusted FFO per fully diluted common share for the quarter was $1.37 compared to $1.01 for the quarter ended September 30, 2020, after adjusting for $1.5 million of uninsured damages and customer reinsurance claims incurred in the third quarter of 2020.

OPERATIONS:

Revenues for the 531 stabilized stores wholly owned by the Company since December 31, 2019 increased 17.4% in the third quarter of 2021 compared to the same quarter of 2020. The increase largely resulted from the net impact of a 220 basis point increase in average occupancy and the net impact of a 14.3% increase in realized rental rates.

Same store operating expenses increased 3.5% for the third quarter of 2021 compared to the prior year period, primarily due to increased real estate taxes and repair and maintenance costs. The increases were partially offset by decreases in marketing expenses. Same store NOI increased 24.3% in the third quarter of 2021 as compared to the same quarter last year.

During the third quarter of 2021, the Company achieved double digit same store revenue growth in each of its 31 major markets. Overall, the markets with the strongest positive revenue impact were: Las Vegas, NV; Buffalo-Upstate, NY; Austin, TX and various Florida markets.

PORTFOLIO TRANSACTIONS:

Wholly Owned Portfolio

During the quarter, the Company acquired 29 stores in Alabama (7), Georgia (7), Florida (3), New Hampshire (2), Oklahoma (2), South Carolina (2), Texas (2), Arizona (1), Colorado (1), Kentucky (1) and Ohio (1) for a total purchase price of $336.0 million.

At September 30, 2021, the Company was under contract to acquire 33 self-storage facilities in Florida (14), Georgia (8), Texas (4), California (3), Illinois (3) and Virginia (1) for an aggregate purchase price of $548.9 million. Subsequent to quarter end, the Company entered into contracts to acquire 20 self-storage facilities in Connecticut (6), Florida (3), North Carolina (3), Colorado (2), South Carolina (2), Georgia (1), Illinois (1), Maine (1) and Tennessee (1) for an aggregate purchase price of $322.4 million. The Company acquired 13 of these facilities subsequent to quarter end for $234.5 million. The purchases of the remaining facilities are subject to customary conditions to closing, and there is no assurance that any of these facilities will be acquired.

As of the date of this press release, the Company has acquired 75 stores for $1.1 billion since January 1, 2021.

Joint Venture Portfolio

During the quarter, the Company contributed an additional $27.3 million to an existing joint venture with a self-storage facility in Brooklyn, NY.

THIRD-PARTY MANAGEMENT:

The Company continues to aggressively and profitably grow its third-party management platform. During the quarter, the Company added 30 stores (gross). As of quarter end, the Company managed 357 facilities in total, including those in which it owns a minority interest.

FINANCIAL POSITION:

At September 30, 2021, the Company had approximately $136.2 million of cash on hand, and approximately $500 million available on its line of credit.

To support its acquisition activity, the Company issued equity securities during the third quarter and priced a bond offering. On September 16, 2021, the Company completed an underwritten public offering of 2,875,000 shares of common stock at $122.30 per share, raising $348.8 million after expenses. Additionally, the Company issued 1,097,516 shares of common stock under its continuous equity offering program at a weighted average issue price of $119.29 per share, generating net proceeds after expenses of $129.5 million. The Company also issued $89.8 million in preferred Operating Partnership Units and $1.5 million of common Operating Partnership Units as part of the consideration for a portfolio acquisition during the quarter. Finally, the Company completed an offering of $600 million aggregate principal amount of 2.4% Senior Unsecured Notes due 2031 that priced on September 28, 2021 and closed on October 7, 2021.

Below are key financial ratios at September 30, 2021:

● Debt to Enterprise Value (at $114.74/share)	18.8%
● Debt to Book Cost of Storage Facilities	35.4%
● Debt to Recurring Annualized EBITDA	3.9x
● Debt Service Coverage	6.3x

COMMON STOCK DIVIDEND:

Subsequent to quarter end, the Company’s Board of Directors approved a 16% increase to its quarterly dividend to $0.86 per share, or $3.44 annualized, on a post-split basis. The dividend was paid on October 26, 2021 to shareholders of record on October 13, 2021.

YEAR 2021 EARNINGS GUIDANCE:

The following assumptions covering operations have been utilized in formulating guidance for 2021:

Year 2021 Earnings Guidance	Current Guidance Range			Prior Guidance Range (August 3, 2021)
Same Store Revenue	12.50%	-	13.50%	10.50%	-	11.50%
Same Store Operating Costs (excluding property taxes)	1.75%	-	2.75%	2.25%	-	3.25%
Same Store Property Taxes	6.75%	-	7.75%	6.75%	-	7.75%
Total Same Store Operating Expenses	3.75%	-	4.75%	4.00%	-	5.00%
Same Store Net Operating Income	17.0%	-	18.0%	13.5%	-	14.5%
General & Administrative	$61.0M	-	$62.0M	$59.5M	-	60.5M

Expansions & Enhancements	$40M	-	$50M	$40M	-	$50M
Capital Expenditures	$29M	-	$33M	$21M	-	$26M
Wholly Owned Acquisitions	$1,700M	-	$1,900M	$800M	-	$1,000M
Joint Venture Investments	$57M	-	$110M	$28M	-	$30M

Adjusted Funds from Operations per Share	$4.92	-	$4.96	$4.69	-	$4.79

Reconciliation of Guidance	4Q 2021 Range or Value	FY 2021 Range or Value
Earnings per share attributable to common shareholders – diluted	$0.74 - $0.78	$3.01 - $3.05
Plus: real estate depreciation and amortization	0.53 - 0.53	1.91 - 1.91
Adjusted FFO per share	$1.27 - $1.31	$4.92 - $4.96

The Company’s 2021 same store pool consists of the 531 stabilized stores wholly owned since December 31, 2019. Thirty-six of the stores purchased through September 30, 2021 at certificate of occupancy or that were in the early stages of lease-up are not included, regardless of their current occupancies. The Company believes that occupancy levels achieved during the lease-up period, using discounted rates, are not truly indicative of a new store’s performance, and therefore do not result in a meaningful year-over-year comparison in future years. The Company will include such stores in its same store pool in the second year after the stores achieve 80% sustained occupancy using market rates and incentives.

FORWARD LOOKING STATEMENTS:

When used in this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward-looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933 and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the effect of competition from new self-storage facilities, which would cause rents and occupancy rates to decline; risks associated with the COVID-19 global health crisis or similar events, including but not limited to (i) the impact to the health of our employees and/or customers, (ii) the negative impacts to the economy and to self-storage customers which could reduce the demand for self-storage or reduce our ability to collect rent, (iii) reducing or eliminating our ability to increase rents charged to our current or future customers, (iv) limiting our ability to collect rent from or evict past due customers, (v) we could see an increase in move-outs of longer-term customers due to the economic uncertainty and significant rise in unemployment resulting from the COVID-19 global health crisis which could lead to lower occupancies and reduced average rental rates as longer-term customers are replaced with new customers at lower rates, and (vi) potential negative impacts on the cost and availability of debt and equity which could have a negative impact on our capital and growth plans; the Company’s ability to evaluate, finance and integrate acquired self-storage facilities into the Company’s existing business and operations; the Company’s ability to effectively compete in the industry in which it does business; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; any future ratings on the Company’s debt instruments; regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of operating expenses, principal, interest and dividends; and tax law changes that may change the taxability of future income.

CONFERENCE CALL:

Life Storage will hold its Third Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Wednesday, November 3, 2021. To help avoid connection delays, participants are encouraged to pre-register using this link. Anyone unable to pre-register may access the conference call at 888.506.0062 (domestic) or 973.528.0011 (international); passcode 975924 or request to be joined into the Life Storage call. Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing the investor relations tab at lifestorage.com. The webcast will be archived for a period of 90 days; a telephone replay will also be available for 14 days by calling 877.481.4010 and entering passcode 43091.

ABOUT LIFE STORAGE, INC:

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. Located in Buffalo, New York, the Company operates more than 1,000 storage facilities in 34 states. The Company serves both residential and commercial storage customers with storage units rented by month. Life Storage consistently provides responsive service to approximately 600,000 customers, making it a leader in the industry. For more information visit http://invest.lifestorage.com.

Life Storage, Inc.
Balance Sheet Data
(unaudited)

	September 30,	December 31,
(dollars in thousands)	2021	2020
Assets
Investment in storage facilities:
Land	$1,078,022	$951,813
Building, equipment and construction in progress	5,165,247	4,378,510
	6,243,269	5,330,323
Less: accumulated depreciation	(970,924)	(873,178)
Investment in storage facilities, net	5,272,345	4,457,145
Cash and cash equivalents	136,157	54,400
Accounts receivable	15,845	15,464
Receivable from joint ventures	589	1,064
Investment in joint ventures	161,834	143,042
Prepaid expenses	11,740	8,326
Intangible asset - in-place customer leases	7,999	5,409
Trade name	16,500	16,500
Other assets	38,408	26,498
Total Assets	$5,661,417	$4,727,848

Liabilities
Line of credit	$-	$-
Term notes, net	2,157,418	2,155,457
Accounts payable and accrued liabilities	128,824	112,654
Deferred revenue	24,925	17,416
Mortgages payable	37,220	37,777
Total Liabilities	2,348,387	2,323,304

Noncontrolling redeemable Preferred Operating Partnership Units at redemption value	90,241	-

Noncontrolling redeemable Common Operating Partnership Units at redemption value	40,811	26,446

Equity
Common stock	820	495
Additional paid-in capital	3,482,742	2,671,311
Accumulated deficit	(297,230)	(288,667)
Accumulated other comprehensive loss	(4,354)	(5,041)
Total Shareholders' Equity	3,181,978	2,378,098
Total Liabilities and Shareholders' Equity	$5,661,417	$4,727,848

Life Storage, Inc.
Consolidated Statements of Operations
(unaudited)
	July 1, 2021	July 1, 2020	January 1, 2021	January 1, 2020
	to	to	to	to
(dollars in thousands, except share data)	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Revenues
Rental income	$182,937	$135,965	$496,316	$393,701
Other operating income	19,959	15,827	54,999	43,458
Management and acquisition fee income	5,360	4,518	16,091	13,107
Total operating revenues	208,256	156,310	567,406	450,266

Expenses
Property operations and maintenance	42,638	36,199	119,953	101,297
Real estate taxes	21,397	17,729	61,794	52,751
General and administrative	16,141	13,369	45,407	38,498
Depreciation and amortization	33,531	31,960	97,937	86,524
Amortization of in-place customer leases	3,627	1,058	8,350	3,811
Total operating expenses	117,334	100,315	333,441	282,881

Gain on sale of real estate	-	-	-	302
Income from operations	90,922	55,995	233,965	167,687

Other income (expense)
Interest expense (A)	(21,350)	(20,544)	(62,470)	(61,056)
Interest and dividend income	2	8	787	14
Equity in income of joint ventures	1,477	1,829	4,126	3,915

Net income	71,051	37,288	176,408	110,560
Net income attributable to noncontrolling preferred interests in the Operating Partnership	(476)	-	(476)	-
Net income attributable to noncontrolling common interests in the Operating Partnership	(301)	(193)	(760)	(576)
Net income attributable to common shareholders	$70,274	$37,095	$175,172	$109,984

Earnings per common share attributable to common shareholders - basic	$0.89	$0.52	$2.27	$1.56

Earnings per common share attributable to common shareholders - diluted	$0.89	$0.52	$2.27	$1.56

Common shares used in basic earnings per share calculation	78,961,434	70,835,763	77,135,429	70,372,985

Common shares used in diluted earnings per share calculation	79,179,816	70,949,859	77,303,339	70,478,471

Dividends declared per common share	$0.7400	$0.7133	$2.2200	$2.1400

(A) Interest expense for the period ending September 30 consists of the following
Interest expense	$20,748	$19,948	$60,662	$59,258
Amortization of debt issuance costs	602	596	1,808	1,798
Total interest expense	$21,350	$20,544	$62,470	$61,056

Life Storage, Inc.
Computation of Funds From Operations (FFO) (1)
(unaudited)
	July 1, 2021	July 1, 2020	January 1, 2021	January 1, 2020
	to	to	to	to
(dollars in thousands, except share data)	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Net income attributable to common shareholders	$70,274	$37,095	$175,172	$109,984
Noncontrolling common interests in the Operating Partnership	301	193	760	576
Depreciation of real estate and amortization of intangible
assets exclusive of debt issuance costs	36,615	32,417	104,691	88,557
Depreciation and amortization from unconsolidated joint ventures	1,796	1,024	4,239	4,502
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(465)	(367)	(1,231)	(1,060)
Funds from operations available to common shareholders	108,521	70,362	283,631	202,559
FFO per share - diluted	$1.37	$0.99	$3.67	$2.87

Adjustments to FFO
Costs related to officer's retirement	155	-	155	-
Acquisition fee	-	-	(1,280)	(217)
Gain on sale of land	-	-	-	(302)
Uninsured damages and customer reinsurance claims, net	-	1,546	-	1,546
Funds from operations resulting from non-recurring items
allocable to noncontrolling interest in Operating Partnership	(1)	(8)	5	(5)
Adjusted funds from operations available to common shareholders	108,675	71,900	282,511	203,581
Adjusted FFO per share - diluted	$1.37	$1.01	$3.65	$2.89

Common shares - diluted	79,179,816	70,949,859	77,303,339	70,478,471

Life Storage, Inc.
Computation of Net Operating Income (2)
(unaudited)
	July 1, 2021	July 1, 2020	January 1, 2021	January 1, 2020
	to	to	to	to
(dollars in thousands)	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Net Income	$71,051	$37,288	$176,408	$110,560
General and administrative	16,141	13,369	45,407	38,498
Depreciation and amortization	37,158	33,018	106,287	90,335
Gain on sale of real estate	-	-	-	(302)
Interest expense	21,350	20,544	62,470	61,056
Interest and dividend income	(2)	(8)	(787)	(14)
Equity in income of joint ventures	(1,477)	(1,829)	(4,126)	(3,915)
Net operating income	$144,221	$102,382	$385,659	$296,218

Same store (4)	$108,436	$87,210	$296,906	$251,968
Net operating income related to tenant reinsurance	9,258	7,059	25,376	21,254
Other stores and management fee income	26,527	8,113	63,377	22,996
Total net operating income	$144,221	$102,382	$385,659	$296,218

Life Storage, Inc.
Quarterly Same Store Data (3) (4) 531 mature stores owned since 12/31/19
(unaudited)
	July 1, 2021	July 1, 2020
	to	to		Percentage
(dollars in thousands)	September 30, 2021	September 30, 2020	Change	Change

Revenues:
Rental income	$151,459	$128,692	$22,767	17.7%
Other operating income	1,822	1,849	(27)	-1.5%
Total operating revenues	153,281	130,541	22,740	17.4%

Expenses:
Payroll and benefits	9,456	9,514	(58)	-0.6%
Real estate taxes	17,639	16,688	951	5.7%
Utilities	4,107	4,192	(85)	-2.0%
Repairs and maintenance	4,218	3,679	539	14.7%
Office and other operating expense	4,149	3,841	308	8.0%
Insurance	1,566	1,500	66	4.4%
Advertising	48	64	(16)	-25.0%
Internet marketing	3,662	3,853	(191)	-5.0%
Total operating expenses	44,845	43,331	1,514	3.5%

Net operating income (2)	$108,436	$87,210	$21,226	24.3%

QTD Same store move ins	49,439	57,114	(7,675)

QTD Same store move outs	53,151	52,483	668

Other Comparable Quarterly Same Store Data (4)
(unaudited)
	July 1, 2021	July 1, 2020
	to	to		Percentage
	September 30, 2021	September 30, 2020	Change	Change
2020 Same store pool (515 stores)
Revenues	$148,512	$126,395	$22,117	17.5%
Expenses	43,502	42,092	1,410	3.3%
Net operating income	$105,010	$84,303	$20,707	24.6%

2019 Same store pool (502 stores)
Revenues	$145,225	$123,759	$21,466	17.3%
Expenses	42,350	40,999	1,351	3.3%
Net operating income	$102,875	$82,760	$20,115	24.3%

Life Storage, Inc.
Year to Date Same Store Data (3) (4) 531 mature stores owned since 12/31/19
(unaudited)
	January 1, 2021	January 1, 2020
	to	to		Percentage
(dollars in thousands)	September 30, 2021	September 30, 2020	Change	Change

Revenues:
Rental income	$424,871	$375,186	$49,685	13.2%
Other operating income	5,193	4,806	387	8.1%
Total operating revenues	430,064	379,992	50,072	13.2%

Expenses:
Payroll and benefits	28,902	28,775	127	0.4%
Real estate taxes	52,578	49,872	2,706	5.4%
Utilities	11,201	11,024	177	1.6%
Repairs and maintenance	13,066	11,173	1,893	16.9%
Office and other operating expense	11,976	11,123	853	7.7%
Insurance	4,655	4,507	148	3.3%
Advertising	143	191	(48)	-25.1%
Internet marketing	10,637	11,359	(722)	-6.4%
Total operating expenses	133,158	128,024	5,134	4.0%

Net operating income (2)	$296,906	$251,968	$44,938	17.8%

YTD Same store move ins	147,337	156,874	(9,537)

YTD Same store move outs	139,977	139,968	9
Life Storage, Inc.
Other Data - unaudited	Same Store (3)		All Stores (5)
	2021	2020	2021	2020

Weighted average quarterly occupancy	95.2%	93.0%	94.8%	92.3%

Occupancy at September 30	94.6%	93.1%	94.2%	92.4%

Rent per occupied square foot	$16.57	$14.50	$16.52	$14.44

Life Storage, Inc.
Other Data - unaudited (continued)

Investment in Storage Facilities: (unaudited)
The following summarizes activity in storage facilities during the nine months ended September 30, 2021:

Beginning balance	$5,330,323
Property acquisitions	858,781
Improvements and equipment additions:
Expansions	10,179
Roofing, paving, and equipment:
Stabilized stores	19,476
Recently acquired stores	3,470
Change in construction in progress (Total CIP $40.1 million)	21,501
Dispositions and Impairments	(461)
Storage facilities at cost at period end	$6,243,269

Comparison of Selected G&A Costs (unaudited)	Quarter Ended
	September 30, 2021	September 30, 2020

Management and administrative salaries and benefits	$10,585	$7,792
Training	98	173
Call center	845	814
Life Storage Solutions costs	232	205
Income taxes	731	961
Legal, accounting and professional	912	945
Costs related to officer's retirement	155	-
Other administrative expenses (6)	2,583	2,479
	$16,141	$13,369

Net rentable square feet	September 30, 2021
Wholly owned properties	47,595,779
Joint venture properties	7,746,297
Third party managed properties	18,702,202
	74,044,278

	September 30, 2021	September 30, 2020

Common shares outstanding	82,017,283	72,298,512
Operating Partnership Units outstanding	344,531	365,949

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(2) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, operating lease expenses, depreciation and amortization expense, any losses on sale of real estate, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, any gains on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure to investors in evaluating our operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and in comparing period-to-period and market-to-market property operating results. Additionally, NOI is widely used in the real estate industry and the self-storage industry to measure the performance and value of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending on accounting methods and book value of assets. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

(3) Includes the stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(4) Revenues and expenses do not include items related to tenant reinsurance.

(5) Does not include unconsolidated joint venture stores or other stores managed by the Company.

(6) Other administrative expenses include office rent, travel expense, investor relations and miscellaneous other expenses.

Contacts

Life Storage, Inc.
David Dodman
(716) 229-8284
ddodman@lifestorage.com